FOR IMMEDIATE RELEASE

TORRENT ADDS INDEPENDENT DIRECTOR

Seattle, Washington – May 3, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the addition of Mr. William A. Lansing to the board of directors of the Company effective immediately.

Mr. Lansing has a unique view and knowledge of the Company’s coalbed natural gas exploration program in Coos County, Oregon. He is a local resident in Coos County and has recently retired as President and CEO of Menasha Forest Products Corporation, a North Bend, Oregon-based timberland company. Mr. Lansing has spent the past 6 years providing leadership and increasing shareholder value at this local company, and the previous 30 years at Menasha Corporation, a family owned multi-product company with 5,000 employees in 23 states and foreign countries.

Mr. Lansing holds a Bachelor of Science degree from Humboldt State University (1967) and a Master of Forestry degree from Yale University (1970). He continues to sit on a variety of corporate boards, including Umpqua Bank, and on a number of non-profit boards as well.

Mr. Lansing’s extensive experience as a senior executive allows Torrent’s President and Chief Executive Officer, John Carlson, to state "Our team needed an independent perspective plus unique insight and experience to help grow the Company’s assets in the Pacific Northwest. Bill brings us exactly that." George Hampton III, director of Torrent, also comments “Mr. Lansing is a welcome addition to the board of Torrent. I look forward to working closely with him as we continue to grow the coal seam gas project in Coos Bay Basin and our other exciting prospect in Washington State. Bill's local business knowledge and experience working in the timber industry will be a tremendous help to us as we move forward in the region.”

Regarding his decision to join the board of Torrent, Mr. Lansing indicates “Working with technical experts on the coal resources beneath the Menasha Forest Products Corporation timberlands in Coos County for the past 36 years, I believe that given the right technologies and expertise that these assets will be developed. I just finished writing a book on the local area and that research further gave credibility to the efforts being planned by Torrent Energy. I have met a few of their executives and read the biographies on the others and I think this group of professionals will make Coal Bed Methane in the West a reality.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy Corp, is focused on two projects in southwestern Washington State where it hold substantial lease and lease option commitments. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that we will grow our assets in the Pacific Northwest; that we will grow the coal seam gas project in Coos Bay Basin and our other prospect in Washington State; and that Bill's local business knowledge and experience working in the timber industry will be a tremendous help to us. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that we are unable to maintain Bill as a director, that he is unable to dedicate the amount of time necessary to make a valuable contribution to us; that we are unable to fund additional asset growth; and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.